                                                        Exhibit 11.1


TELEGEN CORPORATION AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

                                    For the Year Ended December 31,

                                 1996            1995            1994
                              ----------      ----------      ----------
Net Loss                      $(5,115,026)     $(2,542,838)    (1,943,712)

Weighted average number
  of common share outstanding   4,418,099        2,882,961      2,785,957

Loss per common share              $(1.16)           $(.88)         $(.70)